[Logo]                                                              Exhibit 99.1

                                                         1025 Eldorado Boulevard
                                                      Broomfield, Colorado 80021
                                                                  www.Level3.com


                                                                    NEWS RELEASE


Level 3 contacts:

Media:            Josh Howell                  Investors:        Robin Grey
                  720-888-2517                                   720-888-2518

                  Arthur Hodges
                  720-888-6184

                       Level 3 Signs Agreement to Acquire
                             Software Spectrum, Inc.

   Global Software Services Provider Has Annual Revenues Exceeding $1 Billion

        Acquisition Further Strengthens Level 3's Position in Information
                                Services Industry

BROOMFIELD, Colo., May 2, 2002 -- Level 3 Communications, Inc. (Nasdaq:LVLT) announced today that it has signed a definitive agreement to acquire Software Spectrum, Inc. (Nasdaq:SSPE), a global provider, marketer and reseller of business software with revenue of approximately $1.3 billion and EBITDA (Earnings Before Interest, Taxes, Depreciation and Amortization) of $24 million for the twelve months ending January 31, 2002. The aggregate purchase price is approximately $122 million, adjusted for option proceeds and Software Spectrum's current cash position.

Under the terms of the agreement, Software Spectrum stockholders will receive $37 per share in cash and merge with a wholly owned subsidiary of Level 3 Communications. The merger is subject to approval by at least two thirds of Software Spectrum shareholders, as well as regulatory approvals and other customary closing conditions. The transaction is expected to close in the third quarter of 2002.

"Over the past few months Level 3 has moved to significantly expand its information services business," said James Q. Crowe, Level 3's chief executive officer. "We are doing so in order to take advantage of important economic and technology trends, including the continuing convergence of the broadband and software distribution industries.

"The agreement announced today is a key part of that effort. Software Spectrum is one of the nation's leading providers of software products and related services to Fortune 500 enterprises and other businesses. We believe that integrating their operations with those of our recently acquired Corporate Software subsidiary will deliver a number of short and long term benefits to our company and create value for our shareholders."

Based in Dallas, Texas, Software Spectrum sells and manages software products from Microsoft, IBM/Lotus, Symantec, Adobe Systems and other leading software publishers. The company markets to large and mid-size enterprises through sales offices and operations centers in North America, Europe and the Asia-Pacific region. The company has approximately 9,000 active customer accounts, including approximately half the Fortune 500. The company currently employs approximately 2,200 people.

"This is a significant opportunity to provide a great value to our shareholders," said Judy Odom, chairman and CEO of Software Spectrum. "We are also excited about the long-term opportunities created as a result of combining Software Spectrum and Corporate Software under the umbrella of Level 3 and its significant broadband and technology capabilities."

Crowe said that the future of IT will be heavily influenced by long term dynamics in communications. "Today, the entire structure of the IT industry is based on three inter-related trends: low cost computing, low cost storage and high cost communications,"

Crowe said. "As a result, enterprises are generally forced to expend capital on their own in-house computing and storage systems at the point of use. Over time, however, improvements in communications technology will continue to drive down the price of moving information and allow businesses to buy software functionality and data storage as a commercial service accessed remotely over broadband networks. We believe Level 3's acquisition of both Software Spectrum and Corporate Software will enable us to capitalize on this long term trend."

Paul Bazley, vice president of U.S. Enterprise and Partner Sales at Microsoft, said this transaction brings together three strategic Microsoft partners. "Level 3 has an ambitious vision for changing the future of the software distribution industry," Bazley said. "Level 3's acquisitions of both Corporate Software and Software Spectrum will help make that vision a reality."

In March 2002, Level 3 completed the acquisition of Corporate Software, a private software distribution company based in Norwood, Mass., with annual revenues exceeding $1 billion. Howard Diamond, chief executive officer of Corporate Software, said, "After closing, we will combine the strengths of both Corporate Software and Software Spectrum. The new company will have breadth and depth of capability and geographical reach that will be unique in the industry. We expect to improve the companies' run-rate EBITDA by over $10 million within a year of completing the acquisition through cost savings opportunities. We believe this merger will enhance our opportunity to grow revenue and enable us to become the global leader in improving the way companies acquire, implement and manage software, while doing so at lower costs."

Crowe  said  the   acquisitions   will  also  produce  benefits  for  Level  3's
(i)Structure subsidiary, which provides managed IT infrastructure services and enables businesses to outsource their IT operations. "Both Software Spectrum and Corporate Software have longstanding customer relationships with the world's leading corporations," Crowe said. "We believe (i)Structure will be able to leverage that customer base to achieve scale and grow its business going forward."

About Software Spectrum
Software Spectrum is a global business-to-business software services provider with sales locations, operations and contact centers throughout North America, Europe and Asia/Pacific. The company provides enterprise software management and contact center solutions that help organizations increase business value from information technology. For more information, visit Software Spectrum's Web site at www.softwarespectrum.com.

About Level 3 Communications
Level 3 (Nasdaq:LVLT) is an international communications and information services company offering a wide selection of services including IP services, broadband transport, colocation services and the industry's first Softswitch based services. Its Web address is www.Level3.com.

The company offers information  services through its wholly-owned  subsidiaries,
(i)Structure and Corporate Software. (i)Structure is an Application Infrastructure Provider that provides managed IT infrastructure services and enables businesses to outsource IT operations. Its Web address is www.i-structure.com.

Corporate Software helps Fortune 500 companies acquire, implement, and manage software. Its Web address is www.corporatesoftware.com.


Forward Looking Statement
Some of the statements made by Level 3 in this press release are forward-looking in nature. Actual results may differ materially from those projected in forward-looking statements. Level 3 believes that its primary risk factors include, but are not limited to: changes in the overall economy relating to, among other things, the September 11 attacks and subsequent events, substantial capital requirements; development of effective internal processes and systems; the ability to attract and retain high quality employees; technology; the number and size of competitors in its markets; law and regulatory policy; and the mix of products and services offered in the company's target markets. Additional information concerning these and other important factors can be found within Level 3's filings with the Securities and Exchange Commission. Statements in this release should be evaluated in light of these important factors.



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